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                                                                   Exhibit 23(a)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Citigroup Global Markets Holdings Inc.

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3 (the "Registration Statement") of Citigroup Global Markets Holdings Inc. (the "Company") of our report dated February 26, 2004, with respect to the consolidated statements of financial condition of Citigroup Global Markets Holdings Inc. and Subsidiaries (formerly Salomon Smith Barney Holdings Inc.) as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report is included in the annual report on Form 10-K of Citigroup Global Markets Holdings Inc. for the year ended December 31, 2003 and to the reference to our firm under the heading "Experts" in the Registration Statement. Our report refers to changes in 2003, in the Company's method of accounting for variable interest entities and stock-based compensation as well as a change in 2002, in the Company's methods of accounting for goodwill and intangible assets, and a change in 2001, in the Company's method of accounting for derivative instruments and hedging activities.

/s/KPMG LLP

New York, New York
October 27, 2004